Exhibit 99.1

Contact:	Joe Schierhorn, Chief Operating Officer, President, and CEO of Northrim Bank
(907) 261-3308
Latosha Frye, Chief Financial Officer
(907) 261-8763

NEWS RELEASE

Northrim BanCorp Earns $3.4 Million, or $0.48 per Diluted Share in 1Q16

ANCHORAGE, Alaska - May 3, 2016 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today reported net income in the first quarter of 2016 was $3.4 million, or $0.48 per diluted share, compared to $4.1 million, or $0.59 per diluted share in the fourth quarter of 2015 and $3.6 million, or $0.51 per diluted share, in the first quarter of 2015.

“Our first quarter results primarily reflect the seasonal trends in the Alaska economy,” said Joseph Beedle, President and CEO. “Moderate year-over-year loan and deposit growth, a stable net interest margin, and a profitable quarter for mortgage banking despite a decrease in refinance activity contributed to net income in the first quarter of 2016. The acquisitions we made in 2014 continue to contribute to earnings and enhance our Alaska banking franchise.”

Financial Highlights

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Total assets	$1,500,199	$1,499,492	$1,539,253	$1,500,331	$1,447,984
Total portfolio loans	$970,517	$980,787	$973,680	$974,849	$960,564
Average portfolio loans	$980,117	$979,789	$982,301	$966,952	$946,074
Total deposits	$1,246,968	$1,240,792	$1,264,919	$1,238,717	$1,191,013
Average deposits	$1,236,555	$1,291,133	$1,230,243	$1,193,362	$1,161,496
Total shareholders' equity	$180,398	$177,214	$175,336	$171,082	$167,384
Net income attributable to Northrim BanCorp	$3,376	$4,106	$5,335	$4,781	$3,561
Diluted earnings per share	$0.48	$0.59	$0.77	$0.69	$0.51
Return on average assets	0.91%	1.05%	1.42%	1.33%	1.01%
Return on average shareholders' equity	7.61%	9.37%	12.37%	11.46%	8.65%
Tax equivalent net interest margin*	4.29%	4.10%	4.38%	4.44%	4.39%
Efficiency ratio*	74.47%	74.23%	66.93%	68.64%	76.09%
Tangible common equity/tangible assets*	10.61%	10.40%	10.00%	9.97%	10.07%
Tangible book value per share*	$22.78	$22.31	$22.09	$21.47	$20.92
Dividends per share	$0.19	$0.19	$0.19	$0.18	$0.18

* References to tax equivalent net interest margin, the efficiency ratio (exclusive of intangible asset amortization), tangible book value per share, tangible common equity and tangible assets (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release because it believes these measures are useful to investors. See page 14 of this release for reconciliations of these measures to GAAP financial measures.

Northrim BanCorp Reports 1Q16 Earnings of $3.4 Million, or $0.48 Per Diluted Share
May 3, 2016
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Northrim Bancorp was recognized as one of the best-performing community banks of 2015 with assets between $1 billion and $10 billion, for the second consecutive year, by S&P Global Market Intelligence.

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In the first quarter of 2016, net income attributable to Northrim was $3.4 million, or $0.48 per diluted share, with net income from home mortgage lending operations contributing $588,000 or $0.08 per diluted share to profits. In the first quarter of 2015, net income attributable to Northrim was $3.6 million or $0.51 per diluted share, boosted by $1.3 million or $0.19 per diluted share in net income from home mortgage lending operations.

•	Net interest income increased 4% to $14.2 million in the first quarter of 2016 from $13.6 million a year ago.

•	Tax equivalent net interest margin* was 4.29% in the first quarter of 2016 compared to 4.39% in the first quarter a year ago and 4.10% in the fourth quarter of 2015.

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Total revenues for the first quarter of 2016, which includes net interest income plus other operating income, decreased 4% to $23.3 million from $24.2 million in the first quarter of 2015, mainly as a result of a higher contribution from home mortgage lending operations in 2015 due to greater refinance activity.

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Northrim paid a quarterly cash dividend of $0.19 per share in March 2016, up from the $0.18 per share dividend paid in the first quarter a year ago. The dividend provides an annual yield of approximately 2.95% at current market share prices.

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Tangible book value* increased to $22.78 per share at March 31, 2016, compared to $22.31 at December 31, 2015 and $20.92 per share a year ago. This increase in tangible book value, combined with a total dividend of $0.75 over the past year, resulted in an intrinsic return of 12.48% for the past twelve month period. Tangible common equity to tangible assets* was 10.61% at March 31, 2016, compared to 10.40% December 31, 2015, and 10.07% one year ago.

•	Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 13.66% at March 31, 2016, compared to 13.34% at December 31, 2015, and 12.71% a year ago.

Alaska Economic Update

At the three economic summits Northrim hosted in April, Mark Edwards, Northrim Bank’s Senior Economist, provided updates on the state economy and gave business owners tips on weathering the downturn in oil prices and other economic shocks. “The persistence of low oil prices has created some uncertainty in the Alaska economy, and the Department of Labor has predicted a 0.7% (2,500) eventual job loss by the end of 2016. Nevertheless, employment, population and real estate markets have remained stable,” said Edwards. “While the oil industry and state and municipal government spending are set for some contraction, other economic sectors will experience moderate growth in the next several years, including military expansion, tourism and health care. We are also seeing business owners exercising discipline, building reserves, not over-expanding and preparing to constructively respond to a slowing economy. Our state government will need to utilize financial reserves and earnings from its $53 billion savings reserves as well as implement broad based taxes and reduce spending. Taken together, all of these factors give us reasonable consensus for now that our financial sector will remain relatively stable.”

"Alaskans received welcome news from the Air Force with the April 4th announcement of the final decision to send two squadrons of F-35A fighter aircraft to Eielson Air Force Base near Fairbanks” said Beedle. The decision will bring 54 new stealth strike fighters to Alaska, accompanied by an estimated 3,000 people connected to the F-35 program, including airmen and contractors. Eielson has “the largest airspace in the Air Force,” a “strategically important location with a world-class training environment” and easy access to the Joint Pacific Alaska Range Complex -- all of which, combined, “ensures realistic combat training,” said Deborah Lee James, Secretary of the Air Force. The new F-35As are scheduled to arrive in Fairbanks in 2020, and construction at the base should begin in fiscal year 2017. The Air Force estimated that homing two new F-35A squadrons at Eielson would boost the total base population to 7,751 by adding 2,765 people, including 1,076 active-duty military members, 487 civilian and contractor employees, and 1,202 military dependents. Currently, just short of 2,000 active-duty military personnel are stationed at the base. The Air Force estimates the construction will cost $453 million.

“News from the North Slope is less encouraging,” Edwards noted. Two oil drilling services firms announced lay-offs of a total of 113 employees in April. Beset by low oil prices and reduced income, the oil and gas industry in Alaska shed about 1,000 jobs, or 7% of the industry’s workforce in the state in 2015. Unemployment benefits are up sharply.

Northrim BanCorp Reports 1Q16 Earnings of $3.4 Million, or $0.48 Per Diluted Share
May 3, 2016
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The number of former industry workers receiving the benefits rose to 1,209 in February, up from 545 the year before, according to the Alaska Department of Labor. Additionally, preliminary information from the Department of Labor indicates that this trend has continued through the first quarter of this year with a total decrease of 1,900 jobs in the oil and gas sector as compared to the same period last year.

Northrim Bank sponsors economic summits in Anchorage, Fairbanks and Juneau in April of every year, with more than 500 people attending in 2016: the economic presentation from Mark Edwards and the investment update from Pacific Wealth Management, a Northrim affiliate, are available at www.northrim.com. In addition, Northrim hosts the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com or for more information on the Alaska economy, visit: www.northrim.com and click on the “About Northrim” link and then click "Alaska's Economy". Information from our website is not incorporated into, and does not form a part of this press release.

Review of Income Statement

Consolidated Income Statement

Net interest income decreased 2% to $14.2 million in the first quarter of 2016 as compared to $14.4 million in the previous quarter primarily due to lower net interest income from loans held for sale as a result of the seasonality of the mortgage lending cycle in the Alaska market. Net interest income increased 4% in the current quarter from $13.6 million in the first quarter a year ago, mainly reflecting growth in portfolio loans.

Net Interest Income/Net Interest Margin

First quarter 2016 net interest margin ("NIM") and tax equivalent NIM*, improved to 4.23% and 4.29% from 4.05% and 4.10%, respectively, in the preceding quarter which was adversely impacted by higher cash and investment balances that decreased NIM by 20 basis points last quarter. In addition, winter in Alaska creates seasonal reduction in both construction and mortgage lending, while average deposits generally peak at the end of the year and begin to decrease in the first quarter. The NIM and tax equivalent NIM* declined in the current quarter from 4.34% and 4.39%, respectively, in the first quarter a year ago. Northrim's NIM, which is primarily comprised of activities in the community banking segment, remained well above the average for the 334 banks in the SNL U.S. Bank index of 2.78% as of the end of 2015. “We are continuing to forecast tax equivalent NIM* stabilizing in the 4.20% to 4.30% range, regardless of interim changes in Fed Funds rates. NIM should benefit, if interest rates rise sharply or the yield curve steepens,” said Joe Schierhorn, Northrim Bank’s CEO, President, and Chief Operating Officer.

Provision for Loan Losses

The provision for loan losses increased to $703,000 in the first quarter of 2016 from $376,000 in the preceding quarter and $326,000 in the first quarter of 2015. The year-over-year increase is primarily due to an increase in adversely classified loans. The increase compared to the prior quarter is due to the Company's assessment of current economic conditions in our market.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities. It provides financial services to businesses and individuals through these interests, including purchased receivables financing, employee benefit plans, and wealth management.

Other operating income on a consolidated basis decreased 10% to $9.1 million in the first quarter of 2016 from $10.1 million in the preceding quarter and decreased 14% from $10.5 million in the year ago quarter. Lower contribution from our home mortgage segment in the current quarter was the primary reason for the decrease in other operating income as compared to both prior periods, however this decrease in mortgage banking income was partially offset by growth in employee benefit plan income during the current quarter as compared to the first quarter of 2015.

Northrim BanCorp Reports 1Q16 Earnings of $3.4 Million, or $0.48 Per Diluted Share
May 3, 2016
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Other Operating Expenses

Operating expenses decreased 5% to $17.4 million in the first quarter of 2016 compared to $18.2 million in the fourth quarter of 2015 and declined 6% from $18.5 million in the first quarter of 2015. The change in the fair value of the earn-out liability associated with the acquisition of Residential Mortgage Holding Company, LLC ("RML") primarily accounted for the decrease in other operating expense in both periods, however this decrease was partially offset by increases in salaries and other personnel expenses during the quarter as compared to prior periods. Excluding the change in the fair value of the earn-out liability, other operating expenses in the first quarter of 2016 increased 1% as compared to the fourth quarter of 2015 and increased 2% as compared to the first quarter of 2015. Operating expenses in the community banking segment, excluding the change in the fair value of the earn-out liability, increased 3% in the first quarter of 2016 as compared to the previous quarter and increased 4% compared to the same quarter a year ago. These increases were mainly the result of increases in salaries and personnel expenses, including increases in medical claims costs. The Company is self-insured, but maintains a stop loss policy to limit exposure to individual claims in excess of $140,000.

Community Banking

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Net interest income	$13,933	$14,008	$14,425	$13,984	$13,516
Provision for loan losses	703	376	676	376	326
Other operating income	3,409	3,794	4,269	3,704	3,229
Change in fair value, RML earn-out liability	130	1,225	780	587	1,502
Other operating expense	12,306	11,965	11,853	11,430	11,822
Income before provision for income taxes	4,203	4,236	5,385	5,295	3,095
Provision for income taxes	1,285	985	1,513	1,722	804
Net income	2,918	3,251	3,872	3,573	2,291
Less: net income attributable to the noncontrolling interest	130	120	197	162	72
Net income attributable to Northrim BanCorp	$2,788	$3,131	$3,675	$3,411	$2,219
Average diluted shares	6,964,707	6,971,828	6,952,209	6,941,671	6,930,873
Diluted earnings per share	$0.40	$0.45	$0.53	$0.49	$0.32

Net income attributable to Northrim for the community banking segment in the first quarter of 2016 was $2.8 million compared to $2.2 million in the year ago quarter and $3.1 million in the fourth quarter of 2015. Net income attributable to Northrim for the community banking segment increased year over year mainly as a result of the $1.4 million decline in earn-out payments in 2016 compared to the same period a year ago. “RML continues to outperform our original projections made when we purchased the business in December 2014. This quarter, they still exceeded our original estimates, but to a lesser degree than we have seen in the past 5 quarters,” said Latosha Frye, Chief Financial Officer. The earn-out payments related to the acquisition of RML are an obligation of Northrim Bank and are therefore included in the community banking segment results. “RML continues to generate solid mortgage production and contribute to profitability. This acquisition has been positive for us to date."

Net income attributable to Northrim for the community banking segment decreased compared to the previous quarter primarily due to increases in the provision for loan losses, other operating expenses, and the provision for income taxes and a decrease in other operating income primarily resulting from a decrease in gains on the sale of securities and a decrease in bankcard fees mainly due to the seasonality of Alaska's economy. These changes were partially offset by a decrease in the expense associated with the change in the fair value of the earn-out liability.

Northrim BanCorp Reports 1Q16 Earnings of $3.4 Million, or $0.48 Per Diluted Share
May 3, 2016
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Home Mortgage Lending Operations

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Net interest income	$241	$392	$257	$211	$116
Provision for loan losses	—	—	—	—	—
Other operating income	5,696	6,310	8,138	7,859	7,306
Other operating expense	4,935	5,039	5,570	5,736	5,137
Income before provision for income taxes	1,002	1,663	2,825	2,334	2,285
Provision for income taxes	414	688	1,165	964	943
Net income attributable to Northrim BanCorp	$588	$975	$1,660	$1,370	$1,342

Average diluted shares	6,964,707	6,971,828	6,952,209	6,941,671	6,930,873
Diluted earnings per share	$0.08	$0.14	$0.24	$0.20	$0.19

Mortgage commitments	$83,823	$71,280	$74,637	$87,460	$81,214
Mortgage loans funded for sale	$133,050	$159,590	$201,402	$216,450	$176,373
Mortgage loan refinances to total fundings	16%	12%	10%	20%	39%

Net realized gains on mortgage loans sold	$4,777	$5,216	$7,496	$7,532	$6,154
Change in fair value of mortgage loan commitments, net	48	(57)	(5)	(140)	818
Total production revenue	4,825	5,159	7,491	7,392	6,972
Mortgage servicing revenue, net	701	820	308	30	23
Other mortgage banking revenue	170	331	339	437	311
Total mortgage banking income	$5,696	$6,310	$8,138	$7,859	$7,306

“Last year’s first quarter mortgage lending volumes were boosted by strong refinancing activity, which accounted for 39% of total loans funded in that quarter. In this year’s first quarter production, refinancing activity only accounted for 16% of loans funded,” said Schierhorn. “We are continuing to see demand for mortgages in most Alaska communities, with commitments for new mortgages growing 6% from the preceding quarter, but down 7% from last year’s levels.

In the fourth quarter of 2015, Northrim began servicing the loans RML originates for the Alaska Housing Finance Corporation, which account for approximately 20% of loans funded. Servicing income, which includes origination of new mortgage servicing rights, contributed $701,000 to first quarter 2016 mortgage banking income and $820,000 to fourth quarter 2015 mortgage banking income. “The servicing portfolio is building momentum and is expected to continue to grow each quarter.” Schierhorn continued. “In addition, we are beginning to convert RML’s mortgage borrowers to Northrim banking customers, and are gaining traction with expanding our relationships with customers on both sides of the business.”

Balance Sheet Review

Northrim’s assets increased 4% to $1.50 billion at March 31, 2016, compared to $1.45 billion a year ago, which mainly reflects continued loan growth during the year. Total assets were unchanged at the end of the first quarter of 2016 compared to the end of the fourth quarter of 2015.

Average balances of interest bearing deposits in other banks decreased by 62% in the first quarter to $38.0 million from $101.2 million in the fourth quarter, mainly as a result of seasonality combined with the withdrawal of a single large short-term deposit in December 2015.

Northrim BanCorp Reports 1Q16 Earnings of $3.4 Million, or $0.48 Per Diluted Share
May 3, 2016
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Investment securities increased 2% to $299.1 million from $293.8 million the preceding quarter and 15% from $260.3 million a year ago. The investment portfolio generated an average net tax equivalent yield of 1.49% for the first quarter of 2016 and the average estimated duration of the investment portfolio was 1.39 years at March 31, 2016.

At March 31, 2016, loans held for sale declined to $38.9 million, a 23% reduction since the end of the fourth quarter of 2015 and a 37% decrease from the end of the first quarter of 2015, as a result of more moderate mortgage loan production in the first quarter of 2016 compared to these prior periods.

Portfolio loans were down 1% at March 31, 2016 compared to the end of the previous quarter end but grew 1% from the end of the first quarter of 2015 to $970.5 million. Average portfolio loans in the first quarter of 2016 were consistent with the previous quarter and increased 4% from the end of the first quarter of 2015. “One large commercial real estate loan was paid off at the end of the first quarter of 2016 that impacted first quarter loan growth, which when combined with normal seasonality primarily accounts for the lack of growth in the portfolio in the first quarter of 2016 compared to the previous quarter. Borrowers for construction and land development loans generally accelerate demand in the spring and summer. Residential housing construction loans remained consistent at approximately 4% of portfolio loans during the past year,” Schierhorn noted.

Northrim’s deposit base continues to be 100% Alaska-based, and is primarily made up of low-cost transaction accounts. Balances in transaction accounts at March 31, 2016, represented 89% of total deposits compared to 88% a year ago. At March 31, 2016, total deposits were $1.25 billion, up 5% from $1.19 billion a year ago and up slightly from $1.24 billion at the end of the immediate prior quarter. Year-over-year, average non-interest bearing deposits grew 11% and average interest-bearing deposits increased 4% for the first quarter of 2016.

Other borrowings increased to $7.7 million at March 31, 2016 from $2.1 million at December 31, 2015, and decreased from $22.6 million at March 31, 2015. The decrease in other borrowings from the end of the first quarter of 2015 primarily reflects the increased use of Northrim’s internal liquidity to fund mortgage loans held for sale instead of short term borrowing facilities from outside providers.

Shareholders’ equity increased 8% to $180.4 million, or $26.23 per share, at March 31, 2016, compared to $167.4 million, or $24.42 per share, a year ago. Tangible book value per share* was $22.78 at March 31, 2016, compared to $20.92 per share a year ago and $22.31 per share at December 31, 2015. Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 13.66% at March 31, 2016.

Asset Quality

“While nonperforming assets remain low, we had an increase in net charge-offs unrelated to the oil sector,” said Schierhorn. The following table details loan charge-offs, by industry:

(Dollars in thousands)	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Charge-offs:
Agriculture, forestry, fishing and hunting	$493	$65	$—
Construction	218	—	—
Transportation and warehousing	22	—	—
Other services	—	54	—
Accommodation and food services	—	23	100
Health care and social assistance	—	—	7
Consumer	1	96	81
Total charge-offs	$734	$238	$188

Northrim BanCorp Reports 1Q16 Earnings of $3.4 Million, or $0.48 Per Diluted Share
May 3, 2016
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At March 31, 2016, nonperforming assets, net of government guarantees decreased to 0.29% of total assets from 0.35% at the end of the preceding quarter, and non-performing loans were stable at 0.17% of portfolio loans from the preceding quarter and down from 0.35% a year ago.

Performing restructured loans that were not included in nonaccrual loans at the end of the first quarter of 2016 improved to $11.6 million from $11.8 million at the end of the previous quarter but grew from $5.8 million at the end of the first quarter a year ago, primarily due to a single lending relationship for a medical business that was restructured in the fourth quarter of 2015. “The maturity of these loans was extended to allow the amortization schedules for the loans to more closely mirror the cash flow of this business,” Frye noted. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans. “We present restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans,” noted Frye.

Other real estate owned, net of government guarantees declined to $2.7 million at the end of the first quarter of 2016, compared to $3.3 million a year ago and from $3.1 million in the preceding quarter.

The allowance for loan losses was 1.87% of portfolio loans at March 31, 2016, compared to 1.85% at the end of 2015 and 1.76% at the end of the first quarter of 2015. Adversely classified loans were 4% of portfolio loans at the end of the first quarter of 2016 compared to 3% at the end of 2015 and less than 1% at the end of the first quarter of 2015. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. There have been no downgrades in 2015 or the first quarter of 2016 related to the recent decrease in oil prices. As of March 31, 2016, $32.5 million, or 85% of adversely classified loans net of government guarantees are attributable to four relationships in the following sectors; one retail commercial business, one commercial real estate construction project, one retail medical business, and one residential land development project.

Northrim estimates that $44.1 million, or approximately 5% of portfolio loans as of March 31, 2016, have direct exposure to the oil and gas industry in Alaska, and none of these loans are adversely classified. Northrim has an additional $52.9 in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska. “We currently have no loans to oil producers or drilling and exploration companies," said Frye. "Our direct exposure to the oil and gas sector is to oilfield service companies and other companies that we have identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry," stated Frye.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 14 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com

Northrim BanCorp Reports 1Q16 Earnings of $3.4 Million, or $0.48 Per Diluted Share
May 3, 2016
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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities and Exchange Act. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and from time to time are disclosed in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:
http://www.adn.com/article/20160404/air-force-oks-f-35-fighter-jet-squadrons-eielson-air-force-base
http://www.adn.com/article/20160404/two-alaska-oil-field-support-companies-announce-layoffs
http://aedcweb.com/wp-content/uploads/2016/04/AEDC-Employment-Report-Second-Edition-Sponsored-by-FNBA.pdf

Northrim BanCorp Reports 1Q16 Earnings of $3.4 Million, or $0.48 Per Diluted Share
May 3, 2016
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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,	December 31,	Three Month	March 31,	One Year
	2016	2015	% Change	2015	% Change
Interest Income:
Interest and fees on loans	$13,778	$14,080	-2%	$13,467	2%
Interest on portfolio investments	993	912	9%	908	9%
Interest on deposits in banks	47	71	-34%	11	327%
Total interest income	14,818	15,063	-2%	14,386	3%
Interest Expense:
Interest expense on deposits	471	479	-2%	477	-1%
Interest expense on borrowings	173	184	-6%	277	-38%
Total interest expense	644	663	-3%	754	-15%
Net interest income	14,174	14,400	-2%	13,632	4%

Provision for loan losses	703	376	87%	326	116%
Net interest income after provision for loan losses	13,471	14,024	-4%	13,306	1%

Other Operating Income:
Mortgage banking income	5,696	6,310	-10%	7,306	-22%
Employee benefit plan income	964	939	3%	777	24%
Bankcard fees	633	724	-13%	589	7%
Purchased receivable income	534	549	-3%	589	-9%
Service charges on deposit accounts	499	486	3%	490	2%
Gain (loss) on sale of securities	(23)	137	-117%	114	-120%
Other income	802	959	-16%	670	20%
Total other operating income	9,105	10,104	-10%	10,535	-14%

Other Operating Expense:
Salaries and other personnel expense	11,251	10,816	4%	10,550	7%
Occupancy expense	1,608	1,612	0%	1,604	0%
Data processing expense	1,084	1,070	1%	1,096	-1%
Marketing expense	738	904	-18%	617	20%
Professional and outside services	707	796	-11%	751	-6%
Insurance expense	315	264	19%	324	-3%
Change in fair value, RML earn-out liability	130	1,225	-89%	1,502	-91%
Intangible asset amortization expense	35	40	-13%	73	-52%
OREO (income) expense, net rental income and gains on sale	(26)	(138)	-81%	297	-109%
Other operating expense	1,529	1,640	-7%	1,647	-7%
Total other operating expense	17,371	18,229	-5%	18,461	-6%

Income before provision for income taxes	5,205	5,899	-12%	5,380	-3%
Provision for income taxes	1,699	1,673	2%	1,747	-3%
Net income	3,506	4,226	-17%	3,633	-3%
Less: Net income attributable to the noncontrolling interest	130	120	8%	72	81%
Net income attributable to Northrim BanCorp	$3,376	$4,106	-18%	$3,561	-5%

Basic EPS	$0.49	$0.60	-18%	$0.52	-6%
Diluted EPS	$0.48	$0.59	-19%	$0.51	-6%
Average basic shares	6,877,140	6,872,249	0%	6,854,189	0%
Average diluted shares	6,964,707	6,971,828	0%	6,930,873	0%

Northrim BanCorp Reports 1Q16 Earnings of $3.4 Million, or $0.48 Per Diluted Share
May 3, 2016
10 of 16

Balance Sheet
(Dollars in thousands)
(Unaudited)	March 31,	December 31,	Three Month	March 31,	One Year
	2016	2015	% Change	2015	% Change

Assets:
Cash and due from banks	$23,361	$30,989	-25%	$32,957	-29%
Interest bearing deposits in other banks	55,914	27,684	102%	13,115	326%
Portfolio investments	299,139	293,832	2%	260,338	15%

Loans held for sale	38,907	50,553	-23%	61,873	-37%

Portfolio loans	970,517	980,787	-1%	960,564	1%
Allowance for loan losses	(18,183)	(18,153)	0%	(16,947)	7%
Net portfolio loans	952,334	962,634	-1%	943,617	1%
Purchased receivables, net	11,707	13,326	-12%	15,332	-24%
Other real estate owned, net	2,702	3,053	-11%	4,209	-36%
Premises and equipment, net	40,348	40,217	0%	36,449	11%
Goodwill and intangible assets	23,741	23,776	0%	23,962	-1%
Other assets	52,046	53,428	-3%	56,132	-7%
Total assets	$1,500,199	$1,499,492	0%	$1,447,984	4%

Liabilities:
Demand deposits	$442,842	$430,191	3%	$410,464	8%
Interest-bearing demand	195,896	209,291	-6%	179,124	9%
Savings deposits	230,834	227,969	1%	226,828	2%
Money market deposits	240,675	236,675	2%	227,345	6%
Time deposits	136,721	136,666	0%	147,252	-7%
Total deposits	1,246,968	1,240,792	0%	1,191,013	5%
Securities sold under repurchase agreements	25,946	31,420	-17%	17,820	46%
Other borrowings	7,727	2,120	264%	22,569	-66%
Junior subordinated debentures	18,558	18,558	—%	18,558	—%
Other liabilities	20,602	29,388	-30%	30,640	-33%
Total liabilities	1,319,801	1,322,278	0%	1,280,600	3%

Shareholders' Equity:
Northrim BanCorp shareholders' equity	180,125	177,035	2%	167,257	8%
Noncontrolling interest	273	179	53%	127	115%
Total shareholders' equity	180,398	177,214	2%	167,384	8%
Total liabilities and shareholders' equity	$1,500,199	$1,499,492	0%	$1,447,984	4%

Northrim BanCorp Reports 1Q16 Earnings of $3.4 Million, or $0.48 Per Diluted Share
May 3, 2016
11 of 16

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Investments
	March 31, 2016		December 31, 2015		March 31, 2015
	Balance	% of total	Balance	% of total	Balance	% of total
U.S. Treasury securities	$35,264	11.8%	$35,008	11.9%	$15,151	5.8%
U.S. Agency securities	205,405	68.7%	202,428	68.9%	185,105	71.1%
U.S. Agency mortgage-backed securities	7	—%	809	0.3%	979	0.4%
Corporate bonds	45,594	15.2%	42,542	14.5%	41,325	15.9%
Alaska municipality, utility, or state bonds	10,400	3.5%	10,631	3.6%	13,525	5.2%
Other municipality, utility, or state bonds	594	0.2%	598	0.2%	886	0.3%
FHLB Stock	1,875	0.6%	1,816	0.6%	3,367	1.3%
Total portfolio investments	$299,139		$293,832		$260,338

Composition of Portfolio Loans
	March 31, 2016		December 31, 2015		September 30, 2015		June 30, 2015		March 31, 2015
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$326,735	34%	$329,534	33%	$325,092	33%	$334,181	34%	$324,433	34%
CRE owner occupied loans	128,933	13%	128,763	13%	112,527	12%	111,245	11%	109,967	11%
CRE nonowner occupied loans	340,830	35%	352,098	36%	327,556	33%	334,124	35%	335,732	35%
Construction loans	126,155	13%	119,419	12%	155,920	16%	139,916	14%	133,654	14%
Consumer loans	52,115	5%	55,585	6%	56,933	6%	59,842	6%	61,240	6%
Subtotal	974,768		985,399		978,028		979,308		965,026
Unearned loan fees, net	(4,251)		(4,612)		(4,348)		(4,459)		(4,462)
Total portfolio loans	$970,517		$980,787		$973,680		$974,849		$960,564

Composition of Deposits
	March 31, 2016		December 31, 2015		September 30, 2015		June 30, 2015		March 31, 2015
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$442,842	35%	$430,191	35%	$485,304	39%	$455,358	37%	$410,464	35%
Interest-bearing demand	195,896	16%	209,291	17%	179,080	14%	173,952	14%	179,124	15%
Savings deposits	230,834	19%	227,969	18%	221,205	17%	227,530	18%	226,828	19%
Money market deposits	240,675	19%	236,675	19%	236,488	19%	232,877	19%	227,345	19%
Time deposits	136,721	11%	136,666	11%	142,842	11%	149,000	12%	147,252	12%
Total deposits	$1,246,968		$1,240,792		$1,264,919		$1,238,717		$1,191,013

Northrim BanCorp Reports 1Q16 Earnings of $3.4 Million, or $0.48 Per Diluted Share
May 3, 2016
12 of 16

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality
	March 31,	December 31,	March 31,
	2016	2015	2015
Nonaccrual loans	$3,196	$3,686	$4,810
Loans 90 days past due	47	—	—
Total nonperforming loans	3,243	3,686	4,810
Nonperforming loans guaranteed by government	(1,561)	(1,561)	(1,479)
Net nonperforming loans	1,682	2,125	3,331
Other real estate owned	2,702	3,053	4,209
Other real estate owned guaranteed by government	—	—	(891)
Net nonperforming assets	$4,384	$5,178	$6,649
Nonperforming loans / portfolio loans, net of government guarantees	0.17%	0.22%	0.35%
Nonperforming assets / total assets, net of government guarantees	0.29%	0.35%	0.46%

Performing restructured loans	$11,600	$11,804	$5,789
Nonperforming loans plus performing restructured loans, net of government
guarantees	$13,282	$13,929	$9,120
Nonperforming loans plus performing restructured loans / portfolio loans, net of
government guarantees	1.37%	1.42%	0.95%
Nonperforming assets plus performing restructured loans / total assets, net of
government guarantees	1.07%	1.13%	0.86%

Adversely classified loans, net of government guarantees	$38,361	$30,825	$6,908

Allowance for loan losses / portfolio loans	1.87%	1.85%	1.76%
Allowance for loan losses / nonperforming loans, net of government guarantees	1,081%	854%	509%

Gross loan charge-offs for the quarter	$734	$238	$188
Gross loan recoveries for the quarter	($62)	($166)	($87)
Net loan charge-offs for the quarter	$672	$72	$102
Net loan charge-offs (recoveries) year-to-date	$672	$324	$102
Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	0.07%	0.01%	0.01%

Nonperforming Assets Rollforward
	Balance at	Additions	Payments	Writedowns/Charge-offs	Transfers to	Sales	Balance at
	December 31, 2015	this quarter	this quarter	this quarter	OREO	this quarter	March 31, 2016
Commercial loans	$3,012	$490	($109)	($733)	$—	$—	$2,660
Commercial real estate	397	—	(19)	—	—	(107)	271
Consumer loans	277	48	(12)	(1)	—	—	312
Non-performing loans guaranteed by government	(1,561)	—	—	—	—	—	(1,561)
Total non-performing loans	2,125	538	(140)	(734)	—	(107)	1,682
Other real estate owned	3,053	—	—	—	—	(351)	2,702
Total non-performing assets,
net of government guarantees	$5,178	$538	($140)	($734)	$—	($458)	$4,384

Northrim BanCorp Reports 1Q16 Earnings of $3.4 Million, or $0.48 Per Diluted Share
May 3, 2016
13 of 16

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	March 31, 2016		December 31, 2015		March 31, 2015
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$38,024	0.49%	$101,167	0.27%	$14,580	0.30%
Portfolio investments	291,607	1.49%	276,084	1.44%	270,743	1.47%
Loans held for sale	38,164	3.87%	54,396	4.08%	43,361	3.70%
Portfolio loans	980,117	5.55%	979,789	5.52%	946,074	5.62%
Total interest-earning assets	1,347,912	4.48%	1,411,436	4.29%	1,274,758	4.62%
Nonearning assets	141,282		143,789		154,433
Total assets	$1,489,194		$1,555,225		$1,429,191

Liabilities and Shareholders' Equity
Interest-bearing deposits	$805,823	0.23%	$811,455	0.23%	$775,172	0.25%
Borrowings	50,864	1.34%	58,687	1.22%	58,982	1.83%
Total interest-bearing liabilities	856,687	0.30%	870,142	0.30%	834,154	0.36%

Noninterest-bearing demand deposits	430,732		479,678		386,324
Other liabilities	23,379		31,608		41,788
Shareholders' equity	178,396		173,797		166,925
Total liabilities and shareholders' equity	$1,489,194		$1,555,225		$1,429,191
Net spread		4.18%		3.99%		4.26%
Net tax equivalent margin*		4.29%		4.10%		4.39%
Average portfolio loans to average
interest-earning assets	72.71%		69.42%		74.22%
Average portfolio loans to average total deposits	79.26%		75.89%		81.45%
Average non-interest deposits to average
total deposits	34.83%		37.15%		33.26%
Average interest-earning assets to average
interest-bearing liabilities	157.34%		162.21%		152.82%

Northrim BanCorp Reports 1Q16 Earnings of $3.4 Million, or $0.48 Per Diluted Share
May 3, 2016
14 of 16

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Capital Data (At quarter end)
	March 31, 2016	December 31, 2015	March 31, 2015
Book value per share	$26.23	$25.77	$24.42
Tangible book value per share*	$22.78	$22.31	$20.92
Tangible Common Equity/Tangible Assets*	10.61%	10.40%	10.07%
Tier 1 Capital / Risk Adjusted Assets	13.66%	13.34%	12.71%
Total Capital / Risk Adjusted Assets	14.92%	14.60%	13.96%
Tier 1 Capital / Average Assets	11.87%	10.03%	10.35%
Shares outstanding	6,877,140	6,877,140	6,854,189
Unrealized gain on AFS securities, net of income taxes	$458	($395)	$747

Profitability Ratios
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
For the quarter:
Net tax equivalent margin*	4.29%	4.10%	4.38%	4.44%	4.39%
Efficiency ratio*	74.47%	74.23%	66.93%	68.64%	76.09%
Return on average assets	0.91%	1.05%	1.42%	1.33%	1.01%
Return on average equity	7.61%	9.37%	12.37%	11.46%	8.65%

*Non-GAAP Financial Measures
(Dollars in thousands, except per share data)
(Unaudited)

Efficiency Ratio

The efficiency ratio is a non-GAAP ratio that is calculated by dividing other operating expense, exclusive of intangible asset amortization, by the sum of net interest income and other operating income. The following tables set forth the calculation of the efficiency ratio:

	Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Other operating expense	$17,371	$18,229	$18,203	$17,753	$18,461
Less: intangible asset amortization	35	40	73	72	73
	$17,336	$18,189	$18,130	$17,681	$18,388
Net interest income	$14,174	$14,400	$14,682	$14,195	$13,632
Plus: other operating income	9,105	10,104	12,407	11,563	10,535
	$23,279	$24,504	$27,089	$25,758	$24,167
Efficiency ratio	74.47%	74.23%	66.93%	68.64%	76.09%

Northrim BanCorp Reports 1Q16 Earnings of $3.4 Million, or $0.48 Per Diluted Share
May 3, 2016
15 of 16

(Dollars in thousands, except per share data)
(Unaudited)

Tax-equivalent Net Interest Margin

Tax-equivalent net interest margin is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax-equivalent basis using a combined federal and state statutory rate of 41.11% in both 2015 and 2014. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of tax-equivalent net interest margin to net interest margin.

	Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Net interest income	$14,174	$14,400	$14,682	$14,195	$13,632
Divided by average interest-bearing assets	1,347,912	1,411,436	1,346,830	1,301,740	1,274,758
Net interest margin[2]	4.23%	4.05%	4.32%	4.37%	4.34%

Net interest income	$14,174	$14,400	$14,682	$14,195	$13,632
Plus: reduction in tax expense related to
tax-exempt interest income	206	186	185	199	152
	$14,380	$14,586	$14,867	$14,394	$13,784
Divided by average interest-bearing assets	1,347,912	1,411,436	1,346,830	1,301,740	1,274,758
Tax-equivalent net interest margin[2]	4.29%	4.10%	4.38%	4.44%	4.39%

2Calculated using actual days in the quarter divided by 366 for quarter ended in 2016 and actual days in the quarter divided by 365 for quarters ended in 2015.

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding. The following table sets forth the reconciliation of tangible book value per share and book value per share.

	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015

Total shareholder's equity	$180,398	$177,214	$175,336	$171,082	$167,384
Less: goodwill and intangible assets	N/A	N/A	N/A	N/A	N/A
	$180,398	$177,214	$175,336	$171,082	$167,384
Divided by shares outstanding	6,877	6,877	6,859	6,854	6,854
Book value per share	$26.23	$25.77	$25.56	$24.96	$24.42

	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015

Total shareholder's equity	$180,398	$177,214	$175,336	$171,082	$167,384
Less: goodwill and intangible assets	23,741	23,776	23,817	23,889	23,962
	$156,657	$153,438	$151,519	$147,193	$143,422
Divided by shares outstanding	6,877	6,877	6,859	6,854	6,854
Tangible book value per share	$22.78	$22.31	$22.09	$21.47	$20.92

Northrim BanCorp Reports 1Q16 Earnings of $3.4 Million, or $0.48 Per Diluted Share
May 3, 2016
16 of 16

(Dollars in thousands, except per share data)
(Unaudited)

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets.

	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015

Total shareholder's equity	$180,398	$177,214	$175,336	$171,082	$167,384
Total assets	1,500,199	1,499,492	1,539,253	1,500,331	1,447,984
Total shareholder's equity to total assets	12.02%	11.82%	11.39%	11.40%	11.56%

	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Total shareholders' equity	$180,398	$177,214	$175,336	$171,082	$167,384
Less: goodwill and other intangible assets, net	23,741	23,776	23,817	23,889	23,962
Tangible common shareholders' equity	$156,657	$153,438	$151,519	$147,193	$143,422

Total assets	$1,500,199	$1,499,492	$1,539,253	$1,500,331	$1,447,984
Less: goodwill and other intangible assets, net	23,741	23,776	23,817	23,889	23,692
Tangible assets	$1,476,458	$1,475,716	$1,515,436	$1,476,442	$1,424,292
Tangible common equity ratio	10.61%	10.40%	10.00%	9.97%	10.07%

-0-
Note Transmitted on GlobeNewswire on May 3, 2016, at 5:00 am Alaska Standard Time.